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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cotelligent, Inc.

(Name of Registrant as Specified In Its Charter)

G&G Holdings, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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G & G Holdings, LLC

June 30, 2003

Dear Fellow Stockholder:

G&G Holdings, LLC is the holder of 4.3% of the outstanding shares of Cotelligent, Inc. Like you, we have watched with mounting dismay the disastrous results produced by the Company’s current management under the leadership of James Lavelle. We are convinced that Cotelligent’s problems start at the very top, and that the changes required to reverse the Company’s steady decline must begin with the removal of Mr. Lavelle. We have therefore proposed the election of Richard Green to the Cotelligent board of directors at the annual meeting on July 10, 2003. We urge you to act now to protect your investment, by signing, dating and returning the enclosed GOLD proxy card today.

“Better Dead Than Alive”?

Most publicly traded companies would give their eye teeth to be covered by Forbes Magazine. It is the perfect vehicle to showcase a public company’s success. However, in a recent Forbes article titled “Better Dead Than Alive”, Cotelligent was singled out for trading at a 47% discount to its net cash value, joining other companies whose shareholders might profit more from liquidation than from continuing to operate as a public company. While we believe the article does not begin to tell the whole story of Cotelligent’s weak leadership, poor governance and precipitous financial decline, we also believe that significant value remains in the company. We are seeking to preserve that value, including the value of its intellectual property and employees, for the benefit of its shareholders.

True Shareholder Representation on the Cotelligent Board

The failure of the Cotelligent directors to oversee the operations and direction of the Company is, in our opinion, bankrupt corporate governance at the most basic level. We believe that Mr. Lavelle has dominated the Board to the detriment of the company’s shareholders. In his place, we are offering an independent, shareholder-oriented candidate for election to the Board.

We currently own 641,500 shares of Cotelligent stock, or 4.3% of the outstanding shares. Our share ownership is your guarantee that our interests are the same as yours – we want to see Cotelligent survive and thrive. We believe that our ownership is in sharp contrast to Mr. Lavelle’s equity interest in the company. The company’s proxy statement indicates that he owns 1,305,308 shares. It might surprise you to learn that in the fine print it also discloses that 400,000 of those shares actually represent unexercised options. Or that of the remaining 905,308 shares he currently “owns”, 750,000 shares were purchased directly from the Company with $2,671,875 in notes he has yet to repay. That these shares were issued pursuant to the Company’s LSPP plan does not change the fact that while Mr. Lavelle may on paper look like a significant shareholder, discounting the unexercised options and shares which he has in effect borrowed from the Company, his ownership sinks to 155,308 shares – a total investment of $38,827 at current market levels. Contrast this with the still outstanding $606,902 in personal loans he has taken from the Company — mainly to cover margin calls on his brokerage accounts — and then consider who might best serve the interests of Cotelligent shareholders.

Cotelligent, Inc. Under James Lavelle

James Lavelle is the founder, Chairman and Chief Executive Officer of Cotelligent. He has utterly failed his investors, and we see no alternative to his removal. Consider the record:

From the end of June 2000 to today (June 10, 2003) the price of a share of Cotelligent Common

Stock has declined from $5.688 to $0.25, a 96% decline. The market value of the company has sunk well past what should be the floor for any company’s stock price, its net cash position.

We think the message is clear—if Cotelligent continues to lose money at its current rate, it will cease to be a going concern. In our view, Mr. Lavelle’s inexperience and poor management caused Cotelligent’s fall from a successful NYSE-listed company to a delisted, pink-sheeted 25-cent stock with near zero liquidity. His record is one of failure—poor strategy, lack of vision and faulty leadership. It is clearly reflected in the 96% decline in shareholder value produced on his watch. Neither the company nor its shareholders can afford any more of this so-called “leadership.”

Vote to protect the remaining value of your investment.
Vote for independent shareholder representation on the Cotelligent Board.

The Bottom Line

Your Cotelligent stock is currently worth two bits—a quarter of a dollar. No distortion. No exaggeration. We believe it can be worth more.

VOTE THE GOLD PROXY CARD TODAY!

Thank you for your support,

-s- Steve Galvanoni	-s- Richard Green

Steve Galvanoni	Richard Green

For G&G Holdings, LLC

IMPORTANT

If your shares are held in your own name, please sign, date and return the enclosed GOLD proxy card today. If your shares are held in
“Street-Name,” only your broker or bank can vote your shares and only upon your specific instructions. Please return the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to ensure that a GOLD proxy is voted on your behalf.

We urge you to disregard and discard any white proxy sent by the current
Cotelligent board

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
TOLL-FREE: (888) 750-5834

Banks and Brokers call collect: (212) 750-5833